Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made as of June 30, 2005, between Gannett Co., Inc., a Delaware corporation (“Gannett”), and Douglas H. McCorkindale (“McCorkindale”).

This Amendment amends an Employment Agreement (“Agreement”) between the parties dated July 21, 2003. The Agreement permits McCorkindale to terminate his employment in the event Gannett no longer retains him as President and Chief Executive Officer. Gannett desires to retain McCorkindale’s services as Chairman through his contract expiration date of June 30, 2006, and McCorkindale is willing to make his services available for this period.

Gannett and McCorkindale therefore agree to amend the Agreement as follows:

1. The first sentence of Section 1, Employment, of the Agreement is deleted and replaced by the following: “Gannett hereby continues the employment of McCorkindale as its Chairman as of July 15, 2005, or in such other senior executive position as the Board of Directors and McCorkindale shall mutually agree upon.

2. Section 3, Compensation, of the Agreement is deleted and replaced by the following:

3. Compensation. During the term of McCorkindale’s employment, Gannett shall pay him a base salary at the rate of $1,600,000 per annum or such greater amount as the Executive Compensation Committee shall determine. Such salary shall be payable in accordance with Gannett’s standard payroll practices for senior executives. Gannett may pay McCorkindale a bonus in such amount and at such time or times as the Executive Compensation Committee shall determine. With respect to McCorkindale’s bonus for 2005, the Executive Compensation Committee shall determine the amount on a basis consistent with past practice, as adjusted in the Committee’s discretion based on the Company’s overall performance.

3. Paragraph (a)(i) of Section 6, Termination of Agreement by McCorkindale, is deleted and replaced by the following:

(i) McCorkindale is not elected or retained as Chairman (or such other senior executive position as McCorkindale may have agreed to serve in) and a director of Gannett.

4. The first sentence of the paragraph titled “Retention Agreement; Restricted Stock” under Section 9(a), Miscellaneous Additional Benefits; Pre-Retirement, is amended by replacing the phrase “Chairman, President and Chief Executive Officer” with “Chairman.”

5. For purposes of calculating McCorkindale’s benefit under the Gannett Supplemental Retirement Plan, or a similar plan adopted to replace such plan (the “SERP”), benefits under the SERP shall be calculated as of McCorkindale’s termination date by assuming that his annual rate of salary and bonus for the period from January 1, 2005, through his termination date is equal to the greater of (i) his actual rate of annual salary and bonus during such period and (ii) his current rate of $4,050,000.

6. Except as expressly amended hereby, all terms, covenants and conditions of the Agreement shall remain in full force and effect. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior such agreements. No amendment or modification of this Amendment shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Amendment shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. This Amendment shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

GANNETT CO., INC.

By:	/s/ Thomas L. Chapple
Thomas L. Chapple
Senior Vice President, Chief Administrative Officer and General Counsel

/s/ Douglas H. McCorkindale
Douglas H. McCorkindale

Agreed on behalf of the
Executive Compensation Committee

By:	/s/ James A. Johnson
James A. Johnson
Chairman of the Committee